NON-EMPLOYEE DIRECTOR STOCK AGREEMENT

THIS AGREEMENT is dated as of    and is entered into between the undersigned Director (the “Participant”) and The St. Joe Company, a Florida corporation (the “Company”).

WHEREAS, the Participant has elected in writing (the “Election”) to receive all or a portion of the Participant’s 2005 annual retainer for service on the Board of Directors of the Company in the form of Common Shares of the Company, pursuant to the 1997 Stock Incentive Plan of the Company (the “Plan”).

NOW, THEREFORE, the Participant and the Company agree as follows:

1.	The Company shall grant to the Participant such number of Common Shares, as determined in accordance with the terms of the Election and prorated on a quarterly basis, as of the first business day of each calendar quarter, valued at the Fair Market Value of the Common Shares on such day.

2.	Fractional Shares will not be issued under this Agreement. Fractional interests will be paid in cash quarterly based on the Fair Market Value on the first business day of each calendar quarter; provided, that if the Company would not otherwise be making a quarterly cash payment to the Participant, quarterly payments for fractional shares will be aggregated and paid to the Participant annually.

3.	Each grant hereunder shall be deemed a grant of Restricted Shares under the Plan, and shall not be subject to vesting.

4.	The provisions of the Plan and the Election are incorporated into this Agreement by reference. Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Plan.

PARTICIPANT	THE ST. JOE COMPANY

By: Rachelle Gottlieb Vice President, Human

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